News Release	General Growth Properties, Inc.
110 North Wacker Drive Chicago, IL 60606 (312) 960-5000 FAX (312) 960-5475
FOR IMMEDIATE RELEASE	CONTACT: Bernie Freibaum

(312) 960-5252
Tim Goebel Director, Investor Relations (312) 960-5199

General Growth Properties, Inc. Announces
Acquisition of 50% Interest in GGP/Homart I Portfolio

Chicago, Illinois, July 9, 2007 — General Growth Properties, Inc. (NYSE: GGP) today announced the acquisition of the fifty percent interest owned by its partner, New York State Common Retirement Fund, in the GGP/Homart I portfolio of twenty-two properties.

The approximate $950 million purchase price was primarily funded by a $750 million bank loan which, including amortization of the fees, bears interest at LIBOR plus 140 basis points. The acquisition also includes the assumption of approximately $1.05 billion of existing mortgage debt.

The Company currently expects that this acquisition will not change previously projected 2007 Core FFO per fully diluted share.

The Company properties included in the GGP/Homart I portfolio include: Arrowhead Towne Center, Bay City Mall, Brass Mill Center, Chula Vista Center, Columbiana Centre, Deerbrook Mall, Lakeland Square Mall, Moreno Valley Mall, Neshaminy Mall, Newgate Mall, Newpark Mall, North Point Mall, The Parks at Arlington, Pembroke Lakes Mall, The Shoppes at Buckland Hills, Steeplegate Mall, Superstition Springs Center, Tysons Galleria, Vista Ridge Mall, Washington Park Mall, West Oaks Mall and The Woodlands Mall.

The Company is the second largest U.S.-based publicly traded Real Estate Investment Trust (REIT). The Company currently has ownership interest and management responsibility for a portfolio of 210 regional shopping malls in 44 states, as well as ownership in planned community developments and commercial office buildings. The Company portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company Web site at http://www.ggp.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of our indebtedness and interest rates, market conditions, land sales in the Master Planned Communities segment, the cost and success of our development and redevelopment projects, and our ability to successfully manage our growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-K, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

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